Exhibit (a)(1)

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST: The name of the statutory trust formed hereby is PROSPECT ENHANCED YIELD FUND.

SECOND: The business address of the registered agent and registered office of the statutory trust is Corporations & Companies, Inc., 900 Foulk Road, Suite 201, Wilmington, Delaware 19803. The name of the registered agent of the statutory trust for service of process at such location is Corporations & Companies, Inc.

THIRD: The statutory trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Notice is hereby given that the statutory trust may consist of one or more series. Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the statutory trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the statutory trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the statutory trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the statutory trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: This Certificate of Trust shall be immediately effective upon filing in the Office of the Secretary of State in the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the statutory trust, has duly executed this Certificate of Trust as of this 27th day of June, 2024.

/s/ M. Grier Eliasek________
M. Grier Eliasek, as trustee and not individually